Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-238628, 333-159918, 333-143529, 333-130651, 333-125426, 333-66594, 333-75762, 333-76938, 333-109446, 333-211908, and 333-218273 on Form S-8 and Registration Statement Nos. 333-231083, 333-207870, 333-211218, 333-172608, 333-165000, and 333-138662 on Form S-3 of our reports dated February 19, 2021, relating to the financial statements of Bunge Limited and the effectiveness of Bunge Limited’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 19, 2021